Exhibit 99.2

                                  US DATAWORKS
                       Fiscal 2005 Second Quarter Earnings
                                October 28, 2004
                                    4:00pm CT

Operator:         Good afternoon, ladies and gentlemen. And welcome to the US
                  Dataworks Fiscal 2005 Second Quarter Earnings conference call.
                  At this time all participants are in a listen-only mode.
                  Following today's presentation, instructions will be given for the question and answer session. If you should need operator assistance at any time during the conference, please press the star followed by the 0.

                  As a reminder, this conference is being recorded today, Thursday, October 28, 2004. I would now like to turn the conference over to Mr. Ken Dennard, Managing Partner of DRG&E. Please go ahead, sir.

Ken Dennard:      Thank you, (John), and good afternoon everyone. We appreciate you joining us for US Dataworks conference call to review fiscal 2005, second quarter results. Before I turn the call over to management, I have a few housekeeping details to run through. If you'd like to be on the email distribution list to receive future US Dataworks releases or if you experience any technical difficulties this afternoon and did not receive your email, please call our offices at DRG&E and relay that information to us; our phone number is 713-529-6600.

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                  If you'd like to listen to a replay of today's call, it will be available on US Dataworks Web site in a couple of hours after the call is completed. Additionally, there is a telephonic instant replay feature for the next 7 days, 24 hours a day; and that information is in the press release on how to access that feature.

                  Please note that information reported on this call speaks only as of today, October 28, 2004; and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replayed listening. Also, as you know, certain statements made in today's conference call or elsewhere by, or on behalf of the company that are not historical facts, are intended to be forward-looking statements within the means of section 27A of the Securities Act of 1933 as amended and section 21E in the Securities Act of 1934 as amended.

                  These statements are based on the assumptions that the company believes are reasonable; however, many factors that are discussed on the forward-looking statements and cautionary statements in the company's filings with the SEC, could cause the company's results in the future to differ materially from those of forward-looking statements made today or in other documents or oral presentations made on behalf or by the company. A copy of the company's form 10Ks, 10Qs and other US Dataworks information and news releases are available at the company's Web site, which I must say is a very robust Web site.

                  Now with me today are Chuck Ramey, US Dataworks Chief Executive Officer; Terry Stepanik, Chief Operating Officer; John Reiland, Chief Financial Officer and John Figone, Vice President of Business Development. Now let me turn the call over to Chuck.

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Charles Ramey:    Thanks, Ken. We really appreciate you joining us this
                  afternoon for our Fiscal 2005 Second Quarter Earnings conference call. We began doing these calls (unintelligible) quarters ago in order to better communicate with our constituency. We hope they provide you with information that is useful. Today, October 28 is a very historic date for the payments industry and for US Dataworks as Check 21 became effective today.

                  So what's the big deal with Check 21? And more specifically, why is this event important to the shareholders of US Dataworks? Well simply stated, Check 21 is the final piece of the puzzle that allows an end-to-end payment system to automatically process 100% of an organization's checks. Further, Check 21 provides the legal and regulatory environment that enables US Dataworks' Clearingworks platform to transform the payments industry with a focus on speed, accuracy and unprecedented service. As a result, we're in a position to grow our transactional revenue aggressively over the coming months and years.

                  As we've discussed on our last two calls, our transition from the previous license-based revenue model to a transactional pricing model will take time and will not happen overnight. However, I'm very happy to report that we're experiencing widespread acceptance of our transactional revenue model in the marketplace and the resulting growth in transactional revenues from quarter to quarter. Our recurring quick revenues, our revenues from customers that are paying us transactionally, grows over 20% sequentially during the second quarter.

                  As previously stated, transactions under management are a key metric to our shareholder value in the company's success. Our transactions under management now available total approximately 2 billion annually; and during the first 9 months of calendar 2004, our systems processed over 370 million

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                  actual transactions. Of course not all of the 370 million
                  transactions were under the transactional-pricing model, but the number of transactions processed under the transactional-pricing model still continues to show dramatic increases from quarter to quarter.

                  John Reiland will now discuss our financial performance for the second fiscal quarter 2005 and then I'll put into perspective some recent transactions and discuss our forward-looking vision.

John Reiland:     Thanks, Chuck. I'd like to run through some of the financial highlights for the second quarter from our income statement.
                  For this, our second fiscal quarter, revenues were $610,000 compared to revenues of $959,000 for the second fiscal quarter of last year, which ended September 30, 2003. Revenues were impacted by lower licensing revenues of $412,000 and lower professional services revenues of $170,000; these were offset by an increase in maintenance revenues of $234,000. Revenues for the second quarter include transactional, or per-click revenues, of $158,000 compared to only $10,000 of such transactional revenues in the second quarter of our prior fiscal year.

                  Cost of sales principally includes the cost of personnel to perform the services associated with our software maintenance and professional services activities. Cost of sales decreased $3000 or 1% compared to the second quarter of the prior year. As a percentage of combined maintenance revenues and services revenues, cost of sales again decreased from 52% of such revenues last year to 44% of these revenues in the second quarter of this fiscal year.

                  Operating expenses, in this, our second fiscal quarter, were $1,575,000, an increase of $594,000, or 61% from operating expenses of $981,000 in the second quarter of the prior fiscal year. The increase in operating expenses was principally attributable to a $431,000 increase in personnel costs, which again,

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                  are primarily due to our head count being 33 at September 30,
                  2004 compared to only 18 a year ago at September 30, 2003. Additionally, a $219,000 increase in marketing and advertising expenses in the second quarter, compared to the same period in the prior year, was largely offset by our $151,000 decrease in legal and accounting fees. In the prior year, we incurred an unusually high level of capital restructuring transactions and the associated high level of legal, accounting and consulting expenses.

                  Operating loss for the second quarter was $1,168,000 compared to an operating loss of $227,000 in the second quarter of the prior year. The operating loss increase, as compared to the corresponding quarter in the prior year, was a result of the $349,000 decrease in quarterly revenues and the $591,000 increase in cost of sales and operating expenses.

                  Net loss for the second quarter of our current fiscal year, 2005, was $2,302,000 or 9 cents per share compared to a net loss of $3,425,000 or 21 cents per share for the corresponding period in the prior year. Net loss for the second quarter in the current fiscal year includes a non-recurring, non-cash charge of $1 million related to management's estimates of cost necessary to settle a lawsuit filed by an investor alleging the breach of an oral contract made in connection with the investor's conversion of his promissory notes in April, 2000.

                  The lawsuit was filed in Los Angeles in December 2003. The company has previously disclosed in quarterly and annual reports that it was prepared to vigorously defend against this claim. However, during the second quarter, the company first became aware of certain new facts surrounding prior management's alleged oral agreement. These new facts have caused a reassessment of the company's position. In accordance with Generally Accepted Accounting Principals, the company has estimated the probable cost

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                  of settling this litigation. Net loss for the second quarter in the prior fiscal year, including non-recurring, non-cash charges of approximately $2,358,000 in connection with certain debt conversions and refinancing.

                  Looking to the balance sheet at September 30, 2004, we had approximately $2.4 million in cash balances and a positive working capital of approximately $2.2 million. Excluding the litigation settlement accrual and deferred revenue items, our adjusted working capital balance at September 30, 2004, is approximately $3.5 million. Our second quarter loss from operations was slightly over $1.1 million. Accordingly on the basis of second quarter operating results, and a $3.5 million adjusted working capital balance, we have over 9 months of operating capital on hand.

                  Chuck, that concludes my formal remarks.

Charles Ramey:    Thanks, John. As I said earlier, our current transactional revenue-based customers, the revenue from transactions increased approximately $160,000, our revenue in the second quarter, which is 23% sequential increase from the $130,000 in the first quarter of 2005. We expect to growth of the transaction-revenue to continue as decisions are made regarding the implementation of Check 21.

                  Check 21 is the final piece of the puzzle that allows our Clearingworks platform to process 100% of customer's items in an automated end-to-end solution. To the best of our knowledge, no other single vendor has such a solutioning capability. There are approximately 40 billion checks written annually in the United States and we believe we are in an excellent position to process a significant portion of these transactions through the strength of our Clearingworks platform as strategic partners and a Fortune 100 customer base.

                  Because of Check 21, there will be a variety of innovative payment options introduced in the near future. As an innovator in payment technologies, US Dataworks plans to be at the forefront in the development and marketing of new payment options. As an example, we will be introducing a new, innovative payment solution at the (ASP) show in San Diego on November the 8th.

                  Some of the highlights since our last call include the recent announcement of our strategic marketing agreement with JP Morgan Chase to jointly offer our Accounts Receivable Conversion, or ARC, processing solution to the market. We are able to jointly offer a premium ARC solution to customers in a wider variety of industries, particularly in the middle market and public sectors, which have been slow to adopt ARC because of its perceived cost of entry.

                  Today's effectiveness of Check 21 now makes it possible for banks, retailers and billers to electronically process 100% of their paper checks. This transition to electronic processing will create greater efficiencies and immediate cost savings for both retail and remittance industries. As we've previously discussed, we're focused on several market sectors, including financial services, billers, governments - which include federal, state and local -- and retailers.

                  We also recently announced in our press release that three large retailers have each selected Clearingworks, our integrated electronic payment-processing platform, to support their payment processing infrastructures. We believe the retail sector will be one of the fastest growing markets in the post-Check 21 world, as retailers will enjoy the benefit of a more cost effective payment-processing environment.

                  As part of our ongoing strategy to move from a licensed-based and reseller revenue model to a transactional fee-based model with a direct sales force, we've added five new direct sales people in the second quarter; each one from a company in our industry and some from larger pure companies. Each person has approximately 20 years experience in the payments industry. We were able to attract them due to our powerful software and service solutions, our solid growth opportunities and our industry reputation. We believe our direct sales force, which now consists of six sales professionals, will provide the cornerstone for selling our version of reinventing the payment process from start to finish.

                  As we reduce our usage of the reseller channel, we will continue to disengage from resellers, as an example, our (BankTec) reseller agreement terminated during the second quarter. We believe our direct sales force and marketing efforts will drive recurring sales over the long term that will benefit both our customers and shareholders.

                  We are in the infancy of a rapidly growing market and we believe that our per-transaction revenue, strategic market relationships and strategic alliances will continue to grow due to our significant investment in R&D, direct sales capabilities and marketing efforts. We're very excited about our growth opportunities over the next several years as the (electronicifcation) of payment processing matures. You can be assured that US Dataworks will continue to make investments necessary to redefine and bring to market innovative solutions for the payments industry.

                  This concludes my remarks; Operator, we'll now take some questions.

Operator:         Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question please press the star followed

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                  by the 1 on your pushbutton phone. If you'd like to decline from the polling process, please press the star followed by the 2, you will hear a 3-tone prompt acknowledging your selection. Please ask one question and one follow-up and re-queue for additional questions. If you are using speaker equipment today you will need to lift the handset before pressing the numbers; one moment please for our first question. And our first question comes from Rick Fetterman, please state your company followed by your question.

Rick Fetterman:   Fetterman Investments, good afternoon.

Charles Ramey:    Hi, Rick.

Rick Fetterman:   Hello. Regarding this new development in the lawsuit, is there any prospective recourse to prior management if something was misrepresented? And if so, do they have any financial ability?

John Reiland:     Rick, this is John Reiland -- and I'll let Chuck weigh in as well - because it's an ongoing litigation matter, we really can't respond much beyond what's in the press release and our script. And, you know, we're going to - we're going to do everything we can to continue to maximize shareholder value and do the best thing for the company.

Rick Fetterman:   Okay. On page 2, in Chuck's remarks, you refer to the 2
                  billion prospective transactions that are available under contract, is the fact that so far this year approximately 370 million have been processed, the difference there due to contracts that have been signed but not yet functional?

Charles Ramey:    That's part of it, another part of it, Rick, is that a lot of these installations, it takes them awhile to build up to their full capacity. So we're in that process of them moving up the full production capacity; and that does take some time.

Rick Fetterman:   Well, along that same line, is 2 billion - say by the end of the first six months of calendar '05, would we expect, I mean is a 2 billion run rate something we should be looking for?

Charles Ramey:    I really wouldn't put a timeline on this for you, Rick. But certainly 2 billion is a, you know, that's a nice number and we expect to be there.

Rick Fetterman:   Okay, I'll jump off and get back in line.

Operator:         Ladies and gentlemen, if there are any additional questions at this time please press the star followed by the 1. As a reminder, if you're using speaker equipment today, you will need to lift the handset before pressing the numbers. And our next question comes from Chris Helfrich; please state your company followed by your question.

Chris Helfrich:   Hi, Charis Capital. I'm trying to get my hands around the
                  potential here in the near term. And when you use the term, "aggressively grow transaction revenue," can you give a little bit more color on that? Is it consistent, maybe, with the projections I've seen in the presentation from a month or two ago where, you know, you're talking $100 million in a few years?

Charles Ramey:    I think the presentation you're referring to and the $100
                  million you're referring to, was showing the potential market capability and if we got a 15% market share, at that point in time, of full maturity, at that 5 years down the road, what would that look like. And so that was really a what-if and not a guidance of the future.

Chris Helfrich:   Okay. Are you comfortable at all giving us any sort of color on what we should expect in the next, say, year? I mean I know we're starting from a pretty low base on the revenue
                  (unintelligible).

Charles Ramey:    No, I'm really not. I think, you know, again, I think the best metric to use is, you know, following our press releases on new deals and our transactions under management; that's really the best metric that can be used.

Chris Helfrich:   Okay, thank you.

Operator:         We have a follow-up question from Rick Fetterman; please go ahead.

Rick Fetterman:   Do you intend to continue offering the product on a license and maintenance basis? Or are you trying to get exclusively to a per-transaction model?

Charles Ramey:    Well, we definitely are offering it on a transactional - we'd love to be exclusively on transactional. Never say never, Rick, I wouldn't say that we would never sell one on a license basis, but that's not our focus; that's not what we're pushing our sales force to; that's not the way our products are really being implemented and offered in the marketplace.

Rick Fetterman:   Can you quantify the magnitude of your pipeline at this point?

Charles Ramey:    No, I really can't at this point.

Rick Fetterman:   One last thing until somebody else goes, is $1.5 million still a valid number in terms of revenue to breakeven or with the new sales staff, has that changed? And what is the new - if it has changed, what is the new number?

John Reiland:     Rick, this is John Reiland, the operating results showed
                  operating expenses for this quarter, including cost of sales of about $1.7 million. And that's probably a pretty good number with the addition of the 5 new sales folks; all of that occurred in this quarter. It's probably more close to $1.7 million at this current burn rate.

Rick Fetterman:   All right, thank you.

Operator:         And our next question comes from Richard Behrins; please state your company followed by your question.

Richard Behrins:  Richard with RV Venture Capital.

Charles Ramey:    Yes, sir.

Richard Behrins:  Chuck, my question is about the 5 new individuals you got from the other companies in your peer group, and I just wanted to, sort of, assess how much business will they be bringing to the table for US Dataworks given that they've all had a significant number of years of experience in this field?

Charles Ramey:    Well, that's a very good question. I believe - I'll answer this one in generic fashion, I think from one of the experience level that these gentlemen posses, certainly should be producing, you know, $3 million or so a year in sales.

Richard Behrins:  Each individual?

Charles Ramey:    That's just from a, you know, general standpoint. We're able to do that or not, we'll find out.

Richard Behrins:  And you're referring to each individual, is that correct?

Charles Ramey:    Yeah, in that $2 to $3 million range for each individual, yes.

Richard Behrins:  Okay. And then one other question...

John Reiland:     Richard, this is John Reiland...

Richard Behrins:  Hi, John.

John Reiland:     That would be contract value, again, these are transactional revenue-based contracts; and that would be contract value.

Richard Behrins:  Okay, I understand where you're coming from; thanks for the clarification. Is Bank of America still a part of your Fortune 100 companies?

Charles Ramey:    Yes, they are.

Richard Behrins:  Okay, great. Well, thanks very much.

Operator:         And we have another follow-up question from Rick Fetterman;
                  please go ahead.

Rick Fetterman:   Will the business - or has there been any indication regarding
                  (BankTec), whatever business you had with them previous to the termination of the agreement is going to be maintained? Or are they going to look to replace you?

Charles Ramey:    I really shouldn't answer whether they're going to, you know, try to replace us or not. You know, the fact is we may do business with them and we may not, I mean, that's a...

John Reiland:     We certainly got some very valued customers...

Charles Ramey:    Right.

John Reiland:     ...together with them...

Charles Ramey:    Right, so we will continue, I'm sure, continue to have a
                  working relationship.

Rick Fetterman:   Okay...

Charles Ramey:    But not as a reseller.

Rick Fetterman:   Okay. Is it - were you surprised that the revenue was so much less than in the first quarter of this year or is that really more of a timing issue?

Charles Ramey:    No it's, you know, I've said this for a couple quarters now that until we get further down the road in the transition to our transactional revenue model, we're going to have lumpy quarters, you know. On a quarter-to-quarter basis we're going to continue to see the ups and downs quarter to quarter. But the trend is of us increasing our transaction revenue; that's the very important thing and then we're looking to - we want to increase that even more, but that's the important thing. At some point in time in the future that I think that things will level out a lot better.

Rick Fetterman:   Okay. Is the implementation of the agreement with First
                  National Bank of Omaha and the JP Morgan Chase that was announced recently, something that is likely in the next
                  90-120 days? And I just - as a follow up, or additionally...

Charles Ramey:    (Unintelligible).

Rick Fetterman:   ...are there other contracts that are coming online in the next quarter too?

Charles Ramey:    Well the First National Bank of Omaha has been installed. And so that has been implemented.

Rick Fetterman:   Okay. And what about JP Morgan?

Charles Ramey:    Well that was really a, you know, an agreement; what we
                  discovered, or disclosed, was the agreement that we would do a joint marketing activity. So that's what we're in the process of doing.

Rick Fetterman:   Okay, so there's not necessarily an agreement with that Bank proper for them to use your services?

Charles Ramey:    No, that was not what that agreement was about.

Rick Fetterman:   Okay, no, no, and I guess that was a separate - that was a separate question.

Charles Ramey:    Not at this point.

Rick Fetterman:   Okay. And are there other users that - previously signed
                  contracts that you expect to be coming online either, you know, this quarter or the first quarter of next year?

Charles Ramey:    Yeah, we expect to get business in the next quarter, Rick.

Rick Fetterman:   No, I didn't ask the question clearly, I mean, business that already has been signed that is not yet - not yet function.

Charles Ramey:    Yes that is correct. One example of that is Cabella's that we announced as one of the retailers. And that will be installed in the near future; it will be coming online, you know, after the first of the year.

Rick Fetterman:   Okay. Thank you very much.

Charles Ramey:    You bet, thank you, Rick.

Operator:         And we have a follow-up question from Chris Helfrich; please go ahead.

Chris Helfrich:   Hi, this is Chris Helfrich with Charis Capital again. The
                  press release, or the announcement you made last week with respect to the three major retail wins, when companies sign up for a deal like that is it typically an exclusive contract?
                  Are they dealing with your software only?

Charles Ramey:    Yes, for the functionality that they purchase from us, you know, it typically is exclusively with us for that functionality, yes.

Chris Helfrich:   Okay. So, would you anticipate that most major retailers, in, say, a similar situation, are going to select a service provider?

Charles Ramey:    (Unintelligible).

Chris Helfrich:   Go ahead, I'm sorry.

Charles Ramey:    Some will and some won't, I mean, there's some that will
                  probably decide to build it themselves. But I think the vast majority of them will seek to find a good solution that they can apply.

Chris Helfrich:   So then with your new sales force -- and I guess, really, as this market's still in it's infancy -- gets aggressively pursued by all the competition, there should be an awful lot of companies who are, basically, partnered up with companies like yourself and competitors?

Charles Ramey:    I don't quite understand the question.

Man:              (Unintelligible).

Charles Ramey:    (Unintelligible) go at that again.

Chris Helfrich:   I guess what I'm getting at is it seems like, if I'm a major retail chain, I'm going to either want to build my own software for this, or hire you guys to do it.

Charles Ramey:    Okay.

Chris Helfrich:   And there are, stating the obvious, thousands and thousands of different retail chains out there. So I guess what I'm trying to get my hands on is, are there an awful lot of contracts like these out there to get? Or are these going to be more rare type contracts?

Charles Ramey:    No, we believe, as I stated earlier, the retail sector I think is going to be very, very - a good sector to be in and I think we're going to get a lot of business from it in the future.

Chris Helfrich:   Okay. When you sign up one of these contracts here, these
                  arrangements that were made, is there a lot of - is there a significant cash upfront cost to you?

Charles Ramey:    No, not significant.

Chris Helfrich:   Okay. Thank you.

Operator:         Gentlemen, there are no further questions, please continue.

Ken Dennard:      We're back and, Chuck, if you'll wrap it up with some final comments.

Charles Ramey:    Well I want to thank everybody for joining in today. And would like to, you know, urge you to continue watching your news wire and we'll continue trying to keep you posted and we'll look forward to talking with you again in - next quarter.

Operator:         Ladies and gentlemen, this concludes the US Dataworks Fiscal
                  2005 Second Quarter Earnings conference call. If you'd like to listen to a replay of today's call, please dial in at 303-590-3000 and enter the pass code of 11011634; those numbers again, 303-590-3000 and enter the pass code of 11011634. You may now disconnect, and thank you.

                                       END